                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-113971

PROSPECTUS

                               12,562,000 SHARES

                         MISSION RESOURCES CORPORATION

                                  COMMON STOCK

     The selling stockholders identified in this prospectus are offering up to 12,562,000 shares of our common stock, which are currently issued and outstanding.

     We are not offering any shares of our common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale of shares by the selling stockholders under this prospectus.

     Our common stock is traded on The Nasdaq National Market System under the symbol "MSSN." The last reported sale price for our common stock on The Nasdaq National Market System on May 11, 2004 was $4.25.

     INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May 12, 2004.
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                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
MISSION RESOURCES CORPORATION...............................    i
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS........    i
WHERE YOU CAN FIND MORE INFORMATION.........................   ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   ii
RISK FACTORS................................................    1
USE OF PROCEEDS.............................................   11
SELLING STOCKHOLDERS........................................   12
DESCRIPTION OF CAPITAL STOCK................................   14
PLAN OF DISTRIBUTION........................................   18
LEGAL MATTERS...............................................   19
EXPERTS.....................................................   19

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     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                             ---------------------

                         MISSION RESOURCES CORPORATION

     Mission Resources Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas. We drill for, acquire, develop and produce natural gas and crude oil primarily, in the Permian Basin (in West Texas and Southeast New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico. As used in this prospectus, the terms "we," "us," "our" and "Mission" mean Mission Resources Corporation, a Delaware corporation, and its subsidiaries and predecessors, unless the context indicates otherwise.

     Our principal executive offices are located at 1331 Lamar, Suite 1455, Houston, Texas 77010-3039, and our phone number is (713) 495-3000.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of existing capital sources, our highly leveraged capital structure, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. We cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

     When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Because these forward-looking statements involve
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risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus.

     You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other "forward-looking" information. Before you invest in our common stock, you should be aware that the occurrence of any of the contingent factors described under "Risk Factors" could substantially harm our business, results of operations and financial condition. Upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment.

     We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this prospectus after the date of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Mission maintains an Internet site at http://www.mrcorp.com.

     We have filed a registration statement with the Commission on Form S-3 (including any amendments thereto, known as the registration statement) under the Securities Act of 1933 with respect to the shares of common stock offered by the selling stockholders hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You may refer to the registration statement and the exhibits and schedules thereto for more information about our common stock and us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have previously been filed by us with the Commission under the Securities Exchange Act of 1934, are incorporated herein by reference:

          (1) Our annual report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-09498).

          (2) Our quarterly report on Form 10-Q for the quarter ended March 31, 2004 (File No. 000-09498).

          (3) Our current reports on Form 8-K filed on January 15, 2004, February 3, 2004, February 11, 2004, February 26, 2004, March 16, 2004,
     March 16, 2004, March 30, 2004, April 1, 2004, April 8, 2004, as amended by the Form 8-K/A filed on April 15, 2004, April 15, 2004 and May 4, 2004 (File No. 000-09498).

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering (other than information in the documents that is deemed not to be filed) shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein,

                                        ii
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or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     This prospectus incorporates documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to Ann Kaesermann, Vice President -- Accounting and Investor Relations, Chief Accounting Officer, at 1331 Lamar, Suite 1455, Houston, Texas 77010-3039, or at (713) 495-3000.

                                       iii
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                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including our financial statements and related notes, before deciding to invest in our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of the offered securities could decline and you could lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO FINANCING OUR BUSINESS

  IF WE ARE NOT ABLE TO FUND OUR PLANNED CAPITAL EXPENDITURES, OUR CASH FLOW FROM OPERATIONS WILL DECREASE.

     We make, and will need to continue to make, substantial capital expenditures for the development, exploration, acquisition and production of oil and gas reserves. Our capital expenditures were $35.4 million, $21.4 million, and $72.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. Historically, we have financed these expenditures primarily with cash flow from operations, the issuance of bonds or bank credit facility borrowings, the issuance of our common stock, or the sale of oil and gas properties. Our current primary sources of liquidity are cash flow from operations, credit facility borrowings, and sales of oil and gas properties. We have budgeted capital expenditures in 2004 of $32.0 to $34.0 million, in addition to the $26.6 million used to acquire the Jalmat field in January 2004; however, we intend to increase or decrease this amount depending upon cash flow generated by operations. Natural gas and oil prices, the timing of our drilling program and drilling results have a significant impact on the cash flows available for capital expenditures and our ability to borrow and raise additional capital. Lower prices and/or lower production may decrease revenues and cash flows, thus reducing the amount of financial resources available to meet our capital requirements.

     The borrowing base under our new senior secured revolving credit facility will be determined from time to time by our lenders, consistent with their customary oil and gas lending practices. Reductions in estimates of our natural gas and oil reserves could result in a reduction in our borrowing base, which would reduce the amount of financial resources available to meet our capital requirements. Such a reduction could be the result of lower pricing or production, inability to drill or unfavorable drilling results, changes in oil and gas reserve engineering, our lenders' inability to agree to an adequate borrowing base, or adverse changes in our lenders' practices regarding estimation of reserves. If revenues or our borrowing base decrease for any of these reasons, our ability to undertake our 2004 exploration and development program could be adversely affected.

  WE HAVE A HIGHLY LEVERAGED CAPITAL STRUCTURE, WHICH LIMITS OUR FINANCIAL FLEXIBILITY.

     We have a highly leveraged capital structure. Although we have significantly reduced the outstanding balance of our indebtedness since December 31, 2002 through a combination of debt repurchases, equity for debt exchanges, the offering of our 9 7/8% senior notes due 2011, our entry into our new senior secured revolving credit facility and our new second lien term loan, and the repayment of indebtedness, including the repayment of our old credit facility and the redemption of our 10 7/8 senior subordinated notes due 2007, our capital structure remains highly leveraged, which limits our financial flexibility. Our level of indebtedness will have several important effects on our future operations, including:

     - a substantial portion of our cash flow from operations must be dedicated to the payment of interest and will not be available for other purposes;

     - covenants contained in our new senior secured revolving credit facility and our new second lien term loan, require us to meet certain financial tests, and other restrictions, including restrictions in the indenture with respect to our 9 7/8% senior notes, limit our ability to borrow additional funds or dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities;

     - our ability to obtain financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be limited;
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     - we may have a higher level of debt than some of our competitors, which may put us at a competitive disadvantage;

     - we may be more vulnerable to economic downturns and adverse developments in our industry (especially declines in oil and natural gas prices) or the economy in general; and

     - our level of indebtedness could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

     Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon future performance, which will be subject to general economic conditions and to financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our future performance will not be adversely affected by such economic conditions and financial, business and other factors.

  WE MAY INCUR ADDITIONAL INDEBTEDNESS, WHICH MAY INTENSIFY THE RISKS DESCRIBED ABOVE, INCLUDING OUR ABILITY TO SERVICE OUR INDEBTEDNESS.

     We may incur additional indebtedness. Although the indenture governing our 9 7/8% senior notes contains restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. To the extent new indebtedness is added to our current indebtedness levels, the risks described above could substantially increase.

  TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL, AND ANY FAILURE TO MEET OUR DEBT OBLIGATIONS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash from operations in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, including the prices that we receive for oil and natural gas.

     We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new senior secured revolving credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and could impair our liquidity.

  RESTRICTIVE DEBT COVENANTS COULD LIMIT OUR GROWTH AND OUR ABILITY TO FINANCE OUR OPERATIONS, FUND OUR CAPITAL NEEDS, RESPOND TO CHANGING CONDITIONS AND ENGAGE IN OTHER BUSINESS ACTIVITIES THAT MAY BE IN OUR BEST INTERESTS.

     Our new senior secured revolving credit facility, our new second lien term loan and the indenture governing our 9 7/8% senior notes contain a number of significant covenants that, among other things, restrict our ability to:

     - dispose of assets;

     - incur or guarantee additional indebtedness and issue certain types of preferred stock;

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     - pay dividends on our capital stock;

     - create liens on our assets;

     - enter into sale and leaseback transactions;

     - enter into specified investments or acquisitions;

     - repurchase, redeem or retire our capital stock or subordinated debt;

     - merge or consolidate, or transfer all or substantially all of our assets and the assets of our subsidiaries;

     - engage in specified transactions with affiliates; or

     - other corporate activities.

     Also, our new senior secured revolving credit facility and our new second lien term loan require us to maintain compliance with specified financial ratios and satisfy certain financial condition tests. Our ability to comply with these ratios and financial condition tests may be affected by events beyond our control, and we cannot assure you that we will meet these ratios and financial condition tests. These financial ratio restrictions and financial condition tests could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under our new senior secured revolving credit facility, our new second lien term loan facility and the indenture governing our 9 7/8% senior notes impose on us.

     A breach of any of these covenants or our inability to comply with the required financial ratios or financial condition tests could result in a default under our new senior secured revolving credit facility, our new second lien term loan and our 9 7/8% senior notes. A default, if not cured or waived, could result in acceleration of all of our secured indebtedness and our 9 7/8% senior notes. The accelerated debt would become immediately due and payable. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us.

  HEDGING PRODUCTION MAY LIMIT POTENTIAL GAINS FROM INCREASES IN COMMODITY PRICES OR RESULT IN LOSSES.

     We enter into hedging arrangements from time to time to reduce our exposure to fluctuations in natural gas and oil prices and to achieve more predictable cash flow. These financial arrangements take the form of cashless collars or swap contracts and are placed with major trading counter parties we believe represent minimum credit risks. We cannot assure you that these trading counter parties will not become credit risks in the future. Hedging arrangements expose us to risks in some circumstances, including situations when the other party to the hedging contract defaults on its contract obligations or there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received. These hedging arrangements may limit the benefit we could receive from increases in the prices for natural gas and oil. We cannot assure you that the hedging transactions we have entered into, or will enter into, will adequately protect us from fluctuations in natural gas and oil prices.

  WE CONDUCT A MATERIAL PORTION OF OUR OPERATIONS THROUGH OUR SUBSIDIARIES AND MAY BE LIMITED IN OUR ABILITY TO ACCESS FUNDS FROM THOSE SUBSIDIARIES TO SERVICE OUR DEBT, INCLUDING OUR 9 7/8% SENIOR NOTES.

     We conduct a material portion of our operations through our subsidiaries and depend upon dividends, distributions and other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including our 9 7/8% senior notes. Initially, all our subsidiaries will guarantee our 9 7/8% senior notes. However, any future subsidiary that does not guarantee our 9 7/8% senior notes will not have any obligation to pay amounts due on our 9 7/8% senior notes or to make funds available to us for these payments. In addition, the ability of our subsidiaries to make payments to us may be restricted by, among other things, applicable corporate and other laws, transfer pricing regulations, potentially adverse tax consequences and agreements of our subsidiaries. Although the indenture governing our 9 7/8% senior notes limits the ability of our restricted subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other

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payments, the limitations are subject to a number of significant qualifications and exceptions. If we are unable to access the cash flow of our subsidiaries, we may have difficulty meeting our debt obligations.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

  WE MAY BE UNABLE TO ACQUIRE OR DEVELOP ADDITIONAL RESERVES.

     As is generally the case in the oil and natural gas industry, our success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are profitable to produce. Factors that may hinder our ability to acquire additional oil and natural gas reserves include competition, access to capital, prevailing oil and natural gas prices and the number of properties for sale. If we are unable to conduct successful development activities or acquire properties containing proved reserves, our total proved reserves will generally decline as a result of production. Also, our production will generally decline. If our reserves and production decline then the amount we are able to borrow under our new senior secured revolving credit facility will also decline. We cannot assure you that we will be able to locate additional reserves, that we will drill economically productive wells or that we will acquire properties containing proved reserves.

  MARKET UNCERTAINTY AND A VARIETY OF ADDITIONAL FACTORS BEYOND OUR CONTROL CAN CREATE LARGE PRICE FLUCTUATIONS IN RESPONSE TO RELATIVELY MINOR CHANGES IN THE SUPPLY AND DEMAND FOR OIL AND NATURAL GAS, WHICH COULD RESULT IN LOW COMMODITY PRICES.

     Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control. These factors include:

     - weather conditions in the United States;

     - the condition of the United States economy;

     - the actions of the Organization of Petroleum Exporting Countries;

     - domestic and foreign governmental regulation;

     - political stability in the Middle East and elsewhere;

     - the foreign supply of oil and gas;

     - the price of foreign imports; and

     - the availability of alternate fuel sources.

     Any substantial and extended decline in the price of oil or gas would have an adverse effect on the carrying value of our proved reserves, our borrowing capacity, our ability to obtain additional capital, and our revenues, profitability and cash flows. Lower prices may also reduce the amount of oil and natural gas that we can produce economically and require us to record ceiling test write-downs.

     Volatile oil and gas prices make it difficult to estimate the value of producing properties in connection with acquisitions and often cause disruption in the market for oil and gas producing properties as buyers and sellers have difficulty agreeing on transaction values. Price volatility also makes it difficult to budget for and project the return on acquisitions and exploitation, development and exploration projects. To attempt to reduce our price risk, we periodically enter into hedging transactions with respect to a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in oil or natural gas prices or that such hedges will be available on acceptable conditions.

  WE MAY NOT BE ABLE TO MARKET ALL OR OBTAIN FAVORABLE PRICES FOR THE OIL OR GAS WE PRODUCE.

     Our ability to market oil and gas from our wells depends upon numerous domestic and international factors beyond our control, including

     - the extent of domestic production and imports of oil and gas;

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     - the proximity of gas production to gas pipelines;

     - the availability of capacity in such pipelines;

     - the demand for oil and gas by utilities and other end users;

     - the availability of alternate fuel sources;

     - the effects of inclement weather;

     - state, federal and international regulation of oil and gas production;
       and

     - federal regulation of gas sold or transported in interstate commerce.

     We cannot assure you that we will be able to market all of the oil or gas we produce or that we can obtain favorable prices for the oil and gas we produce.

  YOU SHOULD NOT PLACE UNDUE RELIANCE ON RESERVE INFORMATION BECAUSE RESERVE INFORMATION REPRESENTS ESTIMATES.

     This prospectus incorporates by reference estimates of our oil and gas reserves and the future net cash flows attributable to those reserves. There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows attributable to such reserves, including factors beyond our control and the control of reserve engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of

     - the available data;

     - assumptions regarding future oil and gas prices and expenditures for future development and exploitation activities; and

     - engineering and geological interpretation and judgment.

     Additionally, reserves and future cash flows may be subject to material downward or upward revisions based upon production history, development and exploitation activities and prices of oil and gas. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions and estimates incorporated by reference in this prospectus. In calculating reserves on a gas equivalent basis, oil was converted to gas equivalent at the ratio of six Mcf of gas to one Bbl of oil. While this ratio approximates the energy equivalency of gas to oil on a Btu basis, it may not represent the relative prices received by us on the sale of our oil and gas production.

     You should not assume that the present value of future net revenues and the other information incorporated by reference in this prospectus is the current market value of our estimated oil and natural gas reserves. In accordance with Commission requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation may also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the Commission to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our operations or the oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

  LOWER OIL AND NATURAL GAS PRICES MAY CAUSE US TO RECORD CEILING TEST WRITE-DOWNS.

     We use the full cost method of accounting to account for our oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the net capitalized costs of oil and natural gas properties may not exceed a "ceiling limit" which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10% per annum, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a "ceiling test write-down." This charge does not impact cash flow from operating activities, but does reduce our stockholders' equity. The risk that we will be required to write down the carrying value of oil and natural gas properties increases when oil and natural gas prices are low or volatile. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves.

  COMPETITION IN OUR INDUSTRY IS INTENSE, AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL, TECHNOLOGICAL AND OTHER RESOURCES THAN WE HAVE.

     The oil and natural gas industry is highly competitive. We encounter strong competition from other independent operators and from major oil companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors may be able to pay more for desirable leases, or evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit. In the past, the oil and natural gas industry has experienced shortages of drilling rigs, equipment, pipe and personnel, which has delayed development drilling and other exploration activities and has caused significant price increases. In the event of such shortages, larger competitors may have an advantage in obtaining drilling rigs and equipment. We are unable to predict when, or if, such shortages may again occur or how they would affect our exploration and development program. Competition is also strong for attractive oil and natural gas producing properties, undeveloped leases and drilling rights, and we cannot assure you that we will be able to compete successfully. Many large oil companies have been actively marketing some of their existing producing properties for sale to independent producers. We cannot assure you that we will be successful in acquiring any of these properties.

  WE MAY HAVE CLAIMS ASSERTED AGAINST US TO PLUG AND ABANDON WELLS AND RESTORE THE SURFACE.

     In most instances, oil and gas lessees are required to plug and abandon wells that have no further utility and to restore the surface. We are often required to obtain bonds to secure these obligations. In instances where we purchase or sell oil and gas properties, the parties to the transaction routinely include an agreement as to who will be responsible for plugging and abandoning any wells on the property and for restoring the surface. In those cases, we may be required to obtain new bonds or may release old bonds regarding our plugging and abandonment exposure based on the terms of the purchase and sale agreement. However, if a subsequent owner or party to the purchase and sale agreement defaults on its obligations to plug and abandon a well or restore the surface and otherwise fails to obtain a bond to secure the obligation, the landowner or in some cases the applicable state or federal regulatory authority, may assert that we are obligated to plug the well as a prior owner of the property. In other instances, we may receive a demand as a current owner of the property to plug and abandon certain wells in the field and to restore the surface although we are still actively developing the field.

     Mission has been notified of such claims from certain parties and landowners and from the State of Louisiana. For the year 2003, we have recognized costs of approximately $252,000 for the abandonment and cleanup of the Bayou Ferblanc field and approximately $379,000 for the proposed settlement of abandonment issues at the West Lake Pontchartrain field. Approximately $161,000 in costs related to Bayou Ferblanc were recognized in 2002. At this time, it is not possible to determine the amount of potential exposure that we may have for any other claims. Although there can be no assurances, we do not presently believe these claims would have a material adverse effect on our financial condition or operations.

     In 1993 and 1996 we entered into agreements with surety companies and, at that time, affiliated companies Torch Energy Advisors Incorporated and Nuevo Energy Company whereby the surety companies agreed to issue such bonds to Mission, Torch and Nuevo. As part of these agreements, Mission, Torch, and Nuevo agreed to be jointly and severally liable to the surety company for any liabilities arising under any bonds issued to Mission, Torch and Nuevo. The amount of bonds presently issued to Torch and Nuevo pursuant to these agreements is approximately $0.4 million and $34.8 million, respectively. We have notified the sureties that we will not be responsible for any new bonds issued to Torch or Nuevo. However, the sureties are permitted under these agreements to seek reimbursement from us, as well as from Torch and Nuevo, if the surety makes any payments under the bonds previously issued to Torch and Nuevo.

  COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS IS COSTLY AND COULD NEGATIVELY IMPACT PRODUCTION.

     Our operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. For a discussion of material regulations applicable to us, see "Regulation -- Federal Regulations," "-- State Regulations" and
"-- Environmental Regulations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. These laws and regulations:

     - require the acquisition of a permit before drilling commences;

     - restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities;

     - limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas;

     - require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells; and

     - impose substantial liabilities for pollution resulting from our operations.

     The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. The enactment of stricter legislation or the adoption of stricter regulations could have a significant impact on our operating costs, as well as on the oil and gas industry in general.

     The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on us.

RISKS RELATING TO OUR ONGOING OPERATIONS

  THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE.

     Our operations are dependent upon a relatively small group of key management and technical personnel, including Robert L. Cavnar, our Chairman, Chief Executive Officer and President, Richard W. Piacenti, our Executive Vice President and Chief Financial Officer, John L. Eells, our Senior Vice
President -- Exploration and Geoscience, Joseph G. Nicknish, our Senior Vice President -- Operations and Engineering, and Marshall L. Munsell, our Senior Vice President -- Land and Land Administration. We cannot assure you that such individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on our operations.

  THE OIL AND GAS BUSINESS INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES.

     Our operations are subject to risks inherent in the oil and gas industry, such as

     - unexpected drilling conditions, such as blowouts, cratering and explosions;

     - uncontrollable flows of oil, gas or well fluids;

     - equipment failures, fires, earthquakes, hurricanes or accidents; and

     - pollution and other environmental risks.

     These risks could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Moreover, a portion of our operations are offshore and therefore are subject to a variety of operating risks that occur in the marine environment, such as hurricanes or other adverse weather conditions, and to more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations.

  WE CANNOT CONTROL THE DEVELOPMENT OF THE PROPERTIES WE OWN BUT DO NOT OPERATE.

     As of December 31, 2003, we do not operate wells that represent approximately 65% of the present value of estimated future net revenues of our proved reserves. As a result, the success and timing of our drilling and development activities on those properties depend upon a number of factors outside our control, including

     - the timing and amount of capital expenditures;

     - the operators' expertise and financial resources;

     - the approval of other participants in drilling wells; and

     - the selection of suitable technology.

     If drilling and development activities are not conducted on these properties, we may not be able to increase our production or offset normal production declines.

  LOSSES AND LIABILITIES FROM UNINSURED OR UNDERINSURED DRILLING AND OPERATING ACTIVITIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND OPERATIONS.

     Our operations could result in a liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could also be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations. We maintain insurance coverage for our operations, including limited coverage for sudden environmental damages, but do not believe that insurance coverage for all environmental damages that occur over time is available at a reasonable cost. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or the loss of substantial portions of our properties in the event of certain environmental damages.

RISKS RELATED TO OUR COMMON STOCK OUTSTANDING

  OUR STOCK PRICE IS VOLATILE, WHICH COULD CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT.

     The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In particular, the market price of our common stock, like that of the securities of other energy companies, has been and may be highly volatile. Information regarding the trading price of our common stock is included in Item 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. Factors such as announcements concerning changes in prices of oil and natural gas, the success of our exploration and development drilling program, the availability of capital, and economic and other external factors, as well as period-to-period fluctuations and financial results, may have a significant effect on the market price of our common stock.

  THE LACK OF TRADING COULD ADVERSELY AFFECT THE PREVAILING MARKET FOR OUR COMMON STOCK.

     Historically, there has been limited trading volume with respect to our common stock. In addition, we cannot assure you that there will continue to be a trading market or that any securities research analysts will provide research coverage with respect to our common stock. It is possible that such factors will adversely affect the market for our common stock.

  ISSUANCE OF SHARES IN CONNECTION WITH FINANCING TRANSACTIONS OR UNDER STOCK INCENTIVE PLANS WILL DILUTE CURRENT STOCKHOLDERS.

     If we raise additional funds by issuing shares of common stock, or securities convertible into or exchangeable or exercisable for common stock, or if we enter into additional arrangements to issue common stock in exchange for outstanding debt obligations, further dilution to our existing stockholders will result. New investors could also have rights superior to existing stockholders. Pursuant to our stock incentive plans, our management is authorized to grant stock awards to our employees, directors and consultants. You will incur dilution upon exercise or vesting of any outstanding stock awards.

  THE NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

     The issuance of a significant number of shares of common stock upon the exercise of stock options, or the availability for sale or sale of a substantial number of the shares of common stock eligible for future sale under effective registration statements, Rule 144 or otherwise, could adversely affect the market price of the common stock. We have reserved approximately 7.2 million shares of common stock for issuance under outstanding options. Approximately 4.7 million of these shares of common stock are registered for resale on currently effective registration statements, and we expect to file a registration statement on Form S-8 in the near future covering an additional 2.5 million shares of common stock available under our 2004 Incentive Plan. We registered the resale of 4.5 million shares of common stock that were issued in exchange for $10 million of our 10 7/8% senior subordinated notes due 2007. In addition, this prospectus is a part of a registration statement that registers the resale of the 12.25 million shares of common stock issued in exchange for $30 million of our 10 7/8% senior subordinated notes in February and March of 2004 and 312,000 shares of common stock issued in connection with the offering of our 9 7/8% senior notes.

  WE HAVE NOT AND DO NOT EXPECT IN THE NEAR FUTURE TO PAY DIVIDENDS.

     We have never declared or paid any cash dividends on our common stock and have no intention to do so in the near future. The restrictions on our present or future ability to pay dividends are included in the provisions of the Delaware General Corporation Law and in certain restrictive provisions in the indentures executed in connection with our 9 7/8% senior notes due 2011. In addition, our new senior secured revolving credit facility and our new second lien term loan contain provisions that may have the effect of limiting or prohibiting the payment of dividends.

  OUR CERTIFICATE OF INCORPORATION, BYLAWS, RIGHTS PLAN AND DELAWARE LAW HAVE PROVISIONS THAT DISCOURAGE CORPORATE TAKEOVERS AND COULD PREVENT STOCKHOLDERS FROM REALIZING A PREMIUM ON THEIR INVESTMENT.

     Certain provisions of our certificate of incorporation, bylaws and rights plan and the provisions of the Delaware General Corporation Law may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights of those shares, as the board may determine. Additional provisions include restrictions on business combinations and on stockholder action by written consent. We are also subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder. These provisions, alone or in combination with each other and with the rights plan described below, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to stockholders for their common stock.

     In September 1997, our board of directors adopted a rights plan, pursuant to which uncertificated stock purchase rights were distributed to our stockholders at a rate of one right for each share of common stock held of record as of September 26, 1997. The rights plan is designed to enhance the board's ability to prevent an acquirer from depriving stockholders of the long-term value of their investment and to protect stockholders against attempts to acquire us by means of unfair or abusive takeover tactics. However, the existence of the rights plan may impede a takeover not supported by our board, including a takeover that may be desired by a majority of our stockholders or involving a premium over the prevailing stock price.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to this prospectus.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information concerning each of the selling stockholders. Assuming that the selling stockholders offer all of their shares of our common stock, the selling stockholders will not have any beneficial ownership except as otherwise provided in the table below. The shares are being registered to permit the selling stockholders to offer the shares for resale from time to time. See "Plan of Distribution."

                                                                                              PERCENTAGE OF
                                     NUMBER OF SHARES       NUMBER OF         NUMBER OF       SHARES OWNED
                                   OWNED AND TO BE OWNED   SHARES BEING     SHARES OWNED          AFTER
SELLING STOCKHOLDERS               PRIOR TO OFFERING(1)     OFFERED(1)    AFTER OFFERING(2)    OFFERING(2)
--------------------               ---------------------   ------------   -----------------   -------------
Stellar Funding, Ltd.(3).........        5,000,000          5,000,000                --             --
Guggenheim Capital, LLC(3).......        1,250,000          1,250,000                --             --
Harbert Distressed Investment
  Master Fund, Ltd.(4) ..........        8,115,893          6,000,000         2,115,893            5.2%*
Petrie Parkman & Co., Inc. ......          312,000            312,000                --             --

---------------

 *  Percentage is based on 40,581,303 shares outstanding on April 15, 2004.

(1) Ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The actual number of shares beneficially owned and offered for sale is subject to adjustment and could be materially less or more than the estimated account indicated depending upon factors, which we cannot predict at this time.

(2) Assumes all the shares offered hereby are sold to persons who are not affiliates of the selling stockholders.

(3) Affiliates of the investment advisor and manager of Stellar Funding, Ltd. ("Stellar") and of Guggenheim Capital, LLC ("GC") also provide investment banking and other financial services to the Company from time to time. Stellar is a private investment vehicle managed by Guggenheim Investment Management, LLC ("GIM"), a wholly owned subsidiary of GC. Stellar is the direct beneficial owner of 5,000,000 shares of common stock and GC is the direct beneficial owner of 1,250,000 shares of common stock. GIM is authorized to vote and exercise dispositive power over the shares of common stock owned by Stellar and, accordingly, may be an indirect beneficial owner of the 5,000,000 shares of common stock owned by Stellar. GC is the parent of GIM, owns 1,250,000 shares of common stock and may be considered to be acting as a group with Stellar. Accordingly GC may be deemed an indirect beneficial owner of the 5,000,000 shares owned by Stellar. In addition, in the event that any action is submitted to Mission's stockholders for their approval, whether at a meeting or by written consent, at a time when Stellar, GC and their affiliates collectively own more than 9.9% of Mission's voting securities, unless otherwise approved in writing in advance by Mission, Stellar and GC have agreed to vote all voting securities as to which they have the right to vote that exceed the 9.9% amount in the same manner as (i.e., in favor of, against and abstentions with respect to) and proportionately to the votes cast by all other voting securities that are entitled to vote with respect to such matter. GC, GIM and Stellar each disclaim beneficial ownership of such common stock, except to the extent of their pecuniary interest therein, the inclusion of such common stock in this registration statement shall not be deemed an admission of the beneficial ownership of such common stock for purposes of Section 16 of the Securities Exchange Act of 1934 or for any other purpose, and each of GC, GIM and Stellar disclaim membership in any group for purposes of Section 13 of the Securities Exchange Act of 1934 or for any other purpose.

(4) HMC Distressed Investment Offshore Manager, L.L.C. ("HMC Management") is the sole investment manager of the Harbert Distressed Investment Master Fund, Ltd. (the "Master Fund"). HMC Investors, L.L.C. ("HMC Investors") is the managing member of the Master Fund. Philip Falcone, a member of HMC Management, acts as the portfolio manager of the Master Fund on behalf of HMC Management and is the portfolio manager of Alpha US Sub Fund VI, LLC, which is a separately managed account. Raymond J. Harbert is a member of HMC Investors and Michael D. Luce is a member of HMC Investors. The Master Fund, HMC Management, HMC Investors and Messrs. Falcone, Harbert and Luce may be deemed to beneficially own 8,012,908, 8,012,908, 8,115,893, 8,115,893,
    8,115,893 and 8,115,893 shares, respectively. The Master Fund and HMC Management have the shared power to vote or direct the vote of 8,091,908 shares and have shared power to dispose or direct the disposition of 8,091,908 shares. HMC Investors, Mr. Falcone, Mr. Harbert and Mr. Luce have the shared power to vote or direct the vote of 8,115,893 shares and have shared power to dispose or direct the disposition of 8,115,893 shares. HMC Management, HMC Investors and Messrs. Falcone, Harbert and Luce specifically disclaim beneficial ownership in the shares except to the extent of their respective pecuniary interests. In addition, in the event that any action is submitted to Mission's stockholders for their approval, whether at a meeting or by written consent, at a time when the Master Fund and its affiliates collectively own more than 9.9% of Mission's voting securities, unless otherwise approved in writing in advance by Mission, the Master Fund has agreed to vote all voting securities as to which it has the right to vote that exceeds the 9.9% amount in the same manner as (i.e., in favor of, against and abstentions with respect to) and proportionately to the votes cast by all other voting securities that are entitled to vote with respect to such matter.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary description of the material terms of our capital stock. This summary is not intended to be complete. The terms of our capital stock must comply with the provisions of its certificate of incorporation and bylaws as well as the Delaware General Corporation Law.

     Our authorized capital is 65,000,000 shares, of which 60,000,000 are shares of common stock, par value $0.01 per share, and 5,000,000 are shares of preferred stock, par value $0.01 per share.

COMMON STOCK

     As of April 15, 2004, 40,581,303 shares of common stock were issued and outstanding, 389,323 shares of common stock were held as treasury shares, and 825,000, 3,900,000 and 2,500,000 shares of common stock were reserved for issuance under our 1994 Stock Incentive Plan, 1996 Stock Incentive Plan and 2004 Incentive Plan, respectively, pursuant to which options for the purchase of 476,000, 3,610,500 and zero shares of common stock were outstanding, respectively.

     Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all our debts and liabilities, and of the preferential rights of any series of preferred stock then outstanding. The outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor.

PREFERRED STOCK

     As of April 15, 2004, there were no shares of our preferred stock outstanding. Our board of directors has the authority to divide the preferred stock into one or more series and to fix and determine the relative rights and preferences of the shares of each such series, including dividend rates, terms of redemption, sinking funds, conversion rights, voting powers and the amount payable in the event of our voluntary liquidation or dissolution or in the event of the winding up of our affairs.

DELAWARE ANTI-TAKEOVER LAW

     We are subject to the provisions of Section 203 of the Delaware General Corporation law regulating corporate takeovers. This statute prevents Delaware corporations like us from engaging, under certain circumstances, in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder, or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date that such stockholder became an "interested stockholder" unless:

     - the transaction in which such stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and, under certain circumstances, shares held in employee stock plans; or

     - the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

     Under some circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203. Our certificate of incorporation does not exclude it from the restrictions imposed under Section 203. It is anticipated that the provisions of
Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     The summary below describes provisions of our certificate of incorporation and bylaws. The provisions of our certificate of incorporation and bylaws discussed below may have the effect, either alone or in combination with the provisions of Section 203 discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors but that you might consider to be in your best interest. Those provisions include:

     - prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting unless such consent is unanimous; and

     - requirements for advance notice of actions proposed by stockholders for consideration at meetings of the stockholders.

  NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL

     Our bylaws provide that the number of directors will be fixed from time to time by a resolution adopted by the board of directors; provided that the number so fixed shall not be more than nine nor less than three directors. Our bylaws also provide that any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the certificate of incorporation, our board of directors could prevent any stockholder from enlarging the board of directors and filling the new directorships with such stockholder's own nominees.

     Our bylaws also provide that directors may be removed, with or without cause, by the holders of a majority of our shares entitled to vote on the election of directors.

  NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Our certificate of incorporation and bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and stockholder action by written consent in lieu of a meeting may only be taken if such consent is unanimous. Special meetings of stockholders may be called by our board of directors by a resolution adopted by a majority of the members of the board of directors or by the chairman of the board. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting under the notice of meeting given by us.

     The provisions of our certificate of incorporation prohibiting stockholder action by written consent unless such consent is unanimous and permitting special meetings to be called only by the chairman of the board, or at the request of a majority of the members of the board of directors, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of our voting stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the chairman of the board or a majority of the members of the board of directors by calling a special meeting of stockholders prior to the time such parties believe such consideration to be appropriate.

  ADVANCE NOTICE PROVISIONS FOR STOCKHOLDERS NOMINATIONS AND STOCKHOLDER
  PROPOSALS

     Our bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or bring other business before an annual meeting of stockholders.

     The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, the board of directors, or by a stockholder who has given timely notice containing specified information to our corporate secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting only business that has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given timely written notice containing specified information to our corporate secretary may be conducted. For notice of stockholder nominations or proposals to be made at an annual meeting to be timely, the notice must be received by our corporate secretary not less than 90 days in advance of the meeting.

     By requiring advance notice of nominations by stockholders, the stockholder notice procedure will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent considered necessary or desirable by the board of directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the stockholder notice procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent considered necessary or desirable by the board of directors, will provide the board of directors with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the board's position regarding action to be taken regarding such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

     Although our bylaws do not give the board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

  LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation and bylaws provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. Such provisions may have the effect of preventing changes in our management.

RIGHTS PLAN

     Under our rights plan, each share of common stock outstanding on September 26, 1997 has "attached to it" one preferred stock purchase right. Each right entitles the holder to purchase from us, one-hundredth of a share of our series A preferred stock for $50.00, subject to adjustment. The rights expire on September 26, 2007, unless earlier redeemed or exchanged.

     The rights separate from the our common stock upon the earlier of the following:

     - ten days following the public announcement that a person, who is referred to as an acquiring person, has acquired or obtained the right to acquire the beneficial ownership of 15% or more of the outstanding shares of our common stock, or

     - ten days, or such later date as may be determined by action of the our board of directors following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer that would result in a person beneficially owing 15% or more of such outstanding shares of our common stock.

     If we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power is sold, each right holder will have the right to receive upon payment of the exercise price shares of common stock or cash of the surviving corporation or purchaser, respectively, with an aggregate market value equal to two times the exercise price of $50.00. If any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right will have the right to receive upon payment of the exercise price a number of shares of our common stock or, under certain circumstances, cash, other equity securities or property of us, having a market value of two times the exercise price of the right. This right is not extended to the rights beneficially owned by an acquiring person or any transferee, and those rights become void.

     Prior to the close of business on the tenth day after the person or group has become an acquiring person, or the expiration of the rights, we may redeem the rights at a price of $0.01 per right, after which the right to exercise the rights will immediately terminate and the only right of the holders of rights will be to receive the redemption price.

LISTING

     Our common stock is listed for quotation on The Nasdaq National Market System under the symbol "MSSN."

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company is transfer agent and registrar for our common stock.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchased of common stock to be made directly or through agents.

     The common stock may be sold from time to time to purchasers:

     - directly by the selling stockholders and their successors, which includes their transferees, pledgees or donees or their successors; or

     - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. As a result, any profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts, and "underwriters" within the meaning of the Securities Act of 1933 will be subject to prospectus delivery requirements of the Securities Act of 1933. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934. If the common stock is sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The common stock may be sold in one or more transactions at:

     - fixed prices;

     - prevailing market prices at the time of sale;

     - prices related to such prevailing market prices;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

     - in the over-the-counter market;

     - otherwise than on such exchanges or services or in the over-the-counter market;

     - through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

     - through the settlement of short sales.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with the sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock.

     At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling stockholders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

     We cannot be certain that any selling stockholder will sell any or all of the common stock pursuant to this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

     The selling stockholders and any other person participating in the sale of the common stock will be subject to the Securities Exchange Act of 1934. The Securities Exchange Act of 1934 rules include, without limitations Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

     We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     Certain legal matters in connection with the common stock offered hereby will be passed on for us by Porter & Hedges, L.L.P., Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The consolidated financial statements of Mission Resources Corporation as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003, consolidated financial statements contains an explanatory paragraph regarding the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations" effective January 1, 2003, SFAS No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002, and SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" effective January 1, 2001.

     Information with respect to the oil and gas reserves associated with Mission Resources Corporation's oil and gas properties is derived from the reports of Ryder Scott Company, Netherland Sewell & Associates, Inc. and T.J. Smith & Company, Inc., independent consulting petroleum engineers, and has been incorporated by reference herein upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

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                               12,562,000 SHARES

                         MISSION RESOURCES CORPORATION

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                  May 12, 2004

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